                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-105400


              Province of Ontario 4.75% Bonds due January 19, 2016
              ----------------------------------------------------


Underwriting Agreement dated as of January 10, 2006

     Issuer:                              Province of Ontario

     Underwriters:

                                                                                     PRINCIPAL AMOUNT
                                          UNDERWRITER                                  OF SECURITIES
                                                                                      TO BE PURCHASE
                                          -----------                                ----------------

                                          The Toronto-Dominion Bank................   US$260,000,000
                                          Barclays Capital Inc.....................      260,000,000
                                          Merrill Lynch, Pierce, Fenner & Smith
                                                      Incorporated.................      260,000,000
                                          CIBC World Markets Corp..................       50,000,000
                                          RBC Capital Markets Corporation..........       50,000,000
                                          ABN AMRO Bank N.V........................       15,000,000
                                          BNP PARIBAS Securities Corp..............       15,000,000
                                          Citigroup Global Markets Inc.............       15,000,000
                                          Credit Suisse First Boston LLC...........       15,000,000
                                          Deutsche Bank Securities Inc.............       15,000,000
                                          HSBC Securities (USA) Inc................       15,000,000
                                          National Bank Financial Inc..............       15,000,000
                                          Scotia Capital (USA) Inc.................       15,000,000

     Fiscal Agency Agreement:             Fiscal Agency Agreement dated as of
                                          January 18, 2006 between the Province
                                          of Ontario and The Bank of New York,
                                          as Fiscal Agent

     Ratings of the Province of Ontario:  Moody's Aa2; S&P: AA; Composite: AA


Title, Purchase Price and Description of Securities

     Title:                               4.75% Bonds due January 19, 2016

     Aggregate principal amount:          U.S.$1,000,000,000

     Denomination:                        U.S.$5,000 and integral multiples of
                                          U.S.$1,000 for amounts in excess of
                                          U.S.$5,000

     Price to public:                     99.371% plus accrued interest from
                                          January 18, 2006 if settlement occurs
                                          after that date

     Purchase price (include accrued
     interest or amortization, if any):   99.171% plus accrued interest from
                                          January 18, 2006 if settlement occurs
                                          after that date

     Proceeds $991,576,400 after deducting the underwriting discount and our estimated expenses

     Underwriting discount:               0.20%

     Maturity:                            January 19, 2016

     Interest rate:                       4.75%

     Yield                                4.83%


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     Interest payment dates:              Interest for the initial interest
                                          period from and including January 18,
                                          2006 to, but excluding, July 19, 2006
                                          will be payable on July 19, 2006.
                                          Thereafter, interest will be payable
                                          in two equal semi-annual installments
                                          in arrears on January 19 and July 19.

     Redemption provisions:               The Securities will not be redeemable
                                          prior to maturity unless specified
                                          events occur involving Canadian
                                          taxation

     Withholding Taxes:                   Principal of and interest on the
                                          Securities will be payable without
                                          withholding or deduction for Canadian
                                          withholding taxes to the extent
                                          described in the Preliminary Final
                                          Prospectus and Final Prospectus

     Business Days:                       London, New York, Toronto

     Sinking fund provisions:             None

     Other provisions:                    None


The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities toll-free at 1-800-263-5292, Barclays Capital toll-free at 1-888-227-2275 (ext. 2663), or Merrill Lynch & Co. toll-free at 1-800-248-3580.


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